Exhibit 99.1


                        WAUSAU PAPER PROMOTES CRAVEN TO
                   SENIOR VICE PRESIDENT, PRINTING & WRITING


MOSINEE, Wis....SEPT. 30, 2004...Wausau Paper (NYSE:WPP) announced today that its Board of Directors has elected Thomas W. Craven to the position of senior vice president in charge of the company's Printing & Writing segment.

"Tom Craven brings strong leadership skills and a track record of impressive results to his new assignment," said Thomas J. Howatt, president and chief executive officer of Wausau Paper. "His accomplishments in leading Printing & Writing's cost-control efforts helped us to cushion the significant downturn in the uncoated freesheet markets, and his knowledge and understanding of the premium uncoated paper business will benefit Wausau Paper as we focus on continued growth in this market segment."

Craven, 50, a 25-year veteran of the industry, joined Wausau Paper in 1991 and most recently served as vice president-operations, Printing & Writing, where he was responsible for manufacturing facilities in Brokaw and Appleton, Wis., Groveton, NH, and distribution operations in Dallas and Los Angeles. Craven led the recent acid-free papermaking conversion at the Brokaw mill and drove highly successful cost-reduction efforts at all Printing & Writing operations. Craven previously served as vice president-operations at the Groveton mill and was instrumental in developing the facility's potential as a premium paper supplier.

Wausau Paper produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.